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                                                                    EXHIBIT 99.1

                                 (ADVOCAT LOGO)

Contact:

William R. Council III                              C. Rodney O'Connor
President and Chief Executive Officer               Cameron Associates
(615) 771-7575                                      (212) 554-5470

                   ADVOCAT EXTENDS MATURITIES ON CERTAIN DEBT

          -------------------------------------------------------------

          ANNOUNCES CONFERENCE CALL FOR YEAR END 2005 OPERATING RESULTS

BRENTWOOD, TENN. (MARCH 20, 2006) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it executed an agreement to extend the maturities of its working capital line of credit and other borrowings with its primary commercial bank lender. The extension relates to notes with a total balance outstanding of $5.3 million and also includes the Company's $2.3 million working capital line of credit. There is currently no balance outstanding under the line of credit.

Under the terms of the agreement, the bank has agreed to extend the maturity dates for the indebtedness for two years to January 29, 2008. The agreement also amended certain covenants of the notes to bring Advocat into compliance with such covenants. Other terms of the debt remain unchanged.

"This two year debt extension is a significant accomplishment in the Company's turnaround, noted William R. Council, III, chief executive officer of Advocat.
"We continue to have an excellent working relationship with the bank and are grateful for its support."

YEAR END CONFERENCE CALL
A conference call has been scheduled to discuss the fourth quarter and year end results for the period ended December 31, 2005, which the Company will release on March 29, 2006 after the market closes.

The conference call information is as follows:

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
Date:                Thursday, March 30, 2006
Time:                1:00 P.M. Central Time, 2:00 P.M. Eastern
Webcast Address:     http://phx.corporate-ir.net/playerlink.zhtml?c=77083&s=wm&e=1235156
Dial in numbers:     (866) 277-1184 (domestic) or (617) 597-5360 (international)
Passcode:            77584680

A replay of the conference call will be accessible two hours after its completion through April 13, 2006 by dialing (617) 801-6888 and entering passcode 75328937.




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FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc





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